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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

AGREEMENT made this 1ST day of JUNE, 1999 (the "Effective Date"), between Jay
H. Lustig (the "Executive") and National Bancshares Corporation of Texas, a Texas corporation, (the "Company").

The Board of Directors of the Company (the "Board") desires to provide for the employment of the Executive as Chairman of the Board ("COB") and the Executive is willing to commit himself to serve the Company and the Board, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement (the "Agreement") on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby agrees subject to the approval of the Board to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

         2. TERM. The term of this Agreement shall commence as of the date hereof and shall continue for three years. Upon the expiration of the initial three (3) year term, this Agreement shall be automatically renewed for successive periods of one (1) year each, unless, not later than thirty (30) days prior to the end of the initial term or any renewal term, the Company shall have given notice to the Executive or the Executive shall have given notice to the Company that either of them does not wish to extend this Agreement. The first one (1) year renewal period shall commence on the first day immediately following the conclusion of the initial three year term.

         3. POSITION AND DUTIES. The Executive shall serve at the pleasure and direction of the Board as the Chairman of the Board of the Company and shall have such responsibilities, duties and authority reasonably accorded to and expected of a Chairman with Executive's skills, knowledge and background and as may from time to time be prescribed by or pursuant to the Company's Bylaws. The Executive shall devote as much time as necessary to effectively carry out his responsibilities of maximizing shareholder value, while overseeing the Company's compliance with regulatory requirements. Nothing in this agreement shall be construed as preventing the Executive from engaging in outside business activities or in passive investments when such activities do not interfere with the Executive's obligations to the Company.

         4. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive's place of performance shall be not be restricted in any way.

         5.       COMPENSATION OF RELATED MATTERS.

                  (a) SALARY. During the term of the employment set forth in
         Section 2, the Company shall pay to the Executive an annual base salary of Eighty Thousand Dollars ($80,000.00), such salary to be paid in substantially equal monthly installments. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation, tax benefit or other benefit plans of the Company.

                  (b) EXPENSES. During the terms of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement of all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all travel, living and/or office expenses while away from home or business at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                  (c) OTHER BENEFITS. It is agreed that the benefits that the Executive and members of his immediate family shall receive shall be generally those available to the executive officers of the Company (including without limitation such retirement plans, incentive compensation plans, medical plans, severance plans, life insurance plans and disability plans as the Company may from time to time maintain.) The Company and the Executive will agree upon discretionary bonus and stock incentive plans based upon performance. The parties agree that these benefits shall continue for so long as the Executive continues to serve the Company.


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         6.       TERMINATION.  The Executive's  employment  hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                  (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for the entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in subsection (e) of the Section 6 is given (which may occur before or after the end of such three (3) month period, the Executive shall not have returned to the performance of his duties hereunder, the Company may terminate the Executive's employment hereunder.

                  (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause (as defined herein). For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder for (i) the Executive's negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of the Executive's responsibilities to the Company hereunder, (ii) the Executive's willful commission of any criminal act or fraud with respect to the Company or which may affect the reputation of the Company adversely, (iii) the Executive's willful dishonesty, (iv) the Executive's willful gross misconduct, or (v) the Executive's willful violation of a material condition of his employment by the Company (continuing for ten (10) days after receipt of written notice of need to cure).

                  (d) TERMINATION BY THE EXECUTIVE. This Agreement may be terminated by the Executive should the Company fail to observe or perform any of the provisions of this Agreement required to be observed or performed by the Company. The Executive shall give the Company written notice of the breaches or failure on the Company's part and the Company shall have thirty (30) days within which to cure such violation. Any violation cured within this thirty (30) day period shall be as though it had never existed. Any violation that continues to exist at the end of the thirty (30) day period shall, at the Executive's option, give rise to the termination of this Agreement except as otherwise provided herein.

                  (e) Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                  (f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection 6(b) above, thirty (30) days after Notice of Termination is given and effective (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection 6(c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

         7.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to subsection 6(b) hereof (a "Disability Termination"); and, after such Disability Termination, the Company shall pay to the Executive one hundred percent (100%) of the salary he would have otherwise received under Section 5 hereof for the partial term remaining in the then current term of this Agreement plus an additional amount calculated pursuant to subsection 7(d)(B), and payment so made to the Executive shall be in addition to, and not in lieu of, any disability benefits payable under policies or programs maintained by the Company.

                  (b) If the Executive's employment is terminated by his death, the Company shall pay any amounts due to the Executive under Section 5 through the date of his death, and the Company shall thereafter pay his legal representative or any beneficiary designated by him in writing one hundred percent (100%) of the salary he would have otherwise received under Section 5 hereof for the partial term remaining in the then current term of this Agreement plus an additional amount calculated pursuant to subsection 7(d)(B). Any payment under this subsection 7(b) shall be in addition to, and not in lieu of, any periodic payments of death benefits payable under policies or


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         programs maintained by the Company.

                  (c) If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than pursuant to subsection 6(d), the Company shall pay the Executive any amounts due under Section 5 through the Date of Termination;

                  (d) If (i) the Executive's employment is terminated by the Company for any reason other than for Cause, (ii) the Company elects not to renew this Agreement pursuant to Section 2 hereof, or (iii) the Executive shall terminate his employment pursuant to subsection 6(d), then the Company shall pay to the Executive the following:

                           (A) any and all amounts due under Section 5(a) through the Date of Termination; and

                           (B) the greater of the amount of salary the Executive would have otherwise received under Section 5 hereof for the partial term remaining in the then current term of this Agreement or six (6) months salary at the rate then in effect for such period. This amount shall be paid as a lump sum to the Executive within thirty (30) days of the termination of his employment.

         8. INDEMNIFICATION. To the fullest extent authorized or permitted by the laws of the State of Texas as from time to time is effect, the Company shall hold harmless and indemnify the Executive against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including, but not limited to attorneys' fees), incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, to which the Executive is made or is threatened to be made a party by reason of the fact that the Executive then is or was a director or officer of the Company or then serves or has served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company. To the fullest extent so permitted, the foregoing shall apply to actions by or in the right of the Company and shall in any actual or threatened proceeding require the Company to advance expenses on behalf of the Executive as said expenses are incurred.

         9. CONFIDENTIAL INFORMATION. The Executive recognizes that as a key employee of the Company, the Executive has and will continue to occupy a position of trust with respect to such business information of a secret or confidential nature which is or will become the property of the Company or any of its subsidiaries or affiliates and which has been or will be used by or imparted to the Executive from time to time in the course of the Executive's duties. The Executive therefore agrees that for so long as any such information of a secret or confidential nature shall remain confidential or otherwise remain wholly or partially protectable, either during the course of the Executive's employment or thereafter, the Executive will not at any time use, divulge, or furnish or make accessible to any person outside of the Company (or any subsidiaries or affiliates thereof) any such information.

         10. BINDING AGREEMENT. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiary set forth in a written Beneficiary Designation filed with the Company or, it there be no such designated beneficiary, to the Executive's estate.

         11. NOTICE. For purposes of this Agreement, notices, demands, request and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by the United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                                            If to the Executive:

                                            Jay H. Lustig
                                            P.O. Box 505
                                            Belle Vernon, PA  15012

                                            If to the Company:

                                            National Bancshares Corporation
                                            of Texas 12400 Highway 281 North
                                            San Antonio, TX 78216


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         or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions as the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in San Antonio, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitrators do not have the authority to add to, detract from or modify any provisions hereof. The arbitrators do have the Authority to order reinstatement and/or back-pay in the event the arbitrators determine that the Executive was not terminated for Cause, as defined on subsection 6(c) hereof. Each party shall have an opportunity to present evidence on the issues in dispute before the arbitrator and each party may be represented by legal counsel. A decision by a majority of the arbitration panel shall be final and binding. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators shall decide which party will bear the expenses of such arbitration (including attorneys' fees) .

         16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all other prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            NATIONAL BANCSHARES CORPORATION OF
                                            TEXAS  (THE "COMPANY")

                                            BY:
                                                ----------------------
                                            MARVIN E. MELSON
                                            PRESIDENT

                                            --------------------------
                                            JAY H. LUSTIG
                                            (THE "EXECUTIVE")


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